                                                                  Exhibit 10.5


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


                       DEVELOPMENT AND LICENSE AGREEMENT

          THIS DEVELOPMENT AND LICENSE AGREEMENT (the "Agreement") is entered into on this 25th day of April, 2000 (the "Effective Date") by and between Adolor Corporation, 371 Phoenixville Pike, Malvern, PA, 19355, a corporation organized under the laws of the state of Delaware ("Adolor"), and Santen Pharmaceutical Co., Ltd., 9-19 Shimoshinjo 3-chome, Higashiyodogawa-ku, Osaka, 533-8561, Japan, a corporation organized under the laws of Japan ("Santen").

                                   RECITALS

          WHEREAS, Adolor owns or has exclusive rights to certain patents and other proprietary information and know-how relating to the treatment of hyperalgesia; and

          WHEREAS, Santen desires to obtain certain licenses in certain countries of the world from Adolor to develop and commercialize pharmaceutical products for ophthalmic uses in humans in such countries under the aforesaid patents and know-how;

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties hereby agree to be legally bound as follows:

                                   AGREEMENT

                                   ARTICLE 1

                                  DEFINITIONS

          For the purposes of this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     Section 1.01. "Adolor Know-How" means any and all Adolor information and know-how, including, but not limited to, processes, techniques, data, methods, materials, compositions and trade secrets now or hereafter owned or Controlled by Adolor relating to the Compound which (i) are not generally known and (ii) are or can be used by Santen in the Field.

     Section 1.02. "Adolor Patents" means all patents and patent applications, set forth in Appendix A attached hereto, or subsequently filed by Adolor, owned or Controlled by Adolor during the term of this Agreement, claiming or disclosing inventions necessary or useful to Santen in the development, use or manufacture of the Product in the Field, including any and all extensions, renewals, continuations, continuations-in-part, divisions, patents-of-additions, reissues, supplementary protection certificates or foreign counterparts of any of the foregoing.

     Section 1.03. "Affiliate" means any entity that directly or indirectly owns, is owned by or is under common ownership, with a Party to this Agreement. "Own" or "ownership" means direct or indirect possession of at least fifty percent (50%) of the outstanding voting securities of a corporation or a comparable equity interest in any other type of entity, or means substantial control of a corporation.

     Section 1.04. "Agents" means the officers, directors, employees, consultants and agents of a Party.

     Section 1.05.  "Agreement" means this Development and License Agreement.

     Section 1.06. "Business Day" means any day other than (i) a Saturday or a Sunday; (ii) a day on which both United States federal and state banking institutions in New York City are authorized or obligated by law or executive order to close; or (iii) nationally recognized holidays in Japan.

     Section 1.07. "Calendar Quarter" means the three month period ending on March 31, June 30, September 30 and December 31.

     Section 1.08. "Calendar Year" means the twelve month period commencing January 1 and ending December 31.

     Section 1.09. "Compound" means loperamide, which is 4-(4-chlorophenyl)-4-hydroxy-N, N-dimethyl-alpha, alpha-diphenyl-1-piperidinebutanamide.

     Section 1.10. "Confidential Information" means the confidential or proprietary information disclosed by one Party to the other Party, as further defined in Section 7.01.

     Section 1.11. "Control" means having the right to grant a license or sublicense under this Agreement for herein without violating the terms of any other agreements.

     Section 1.12. "Development Program" means the program for commercially developing the Product Candidate as described in Section 3.01.

     Section 1.13. "Distributor" means a distributor of the Products appointed by either Santen, an Affiliate or a Sublicensee, who may hold the Government Approval for the Products issued by Regulatory Authorities as may be required by local law, and who has the right to distribute the Products but not the right to develop or manufacture the Products. "Distributor" specifically excludes Santen, Affiliates and Sublicensees.

     Section 1.14. "Effective Date" means the date upon which this Agreement is effective and shall be the date of this Agreement first written above.

     Section 1.15. "EU" means all the member countries of European Union as may be extended from time to time.

     Section 1.16. "FDA" means the United States Food and Drug Administration or any successor agency thereof.

     Section 1.17. "Field" means the topical application in humans in the eye of Compound for the treatment of hyperalgesia in the eye.

     Section 1.18. "First Commercial Sale" means, on a country by country basis, the first sale of the Product after Governmental Approval has been obtained.

     Section 1.19. "cGMP" or "GMP" means the current Good Manufacturing Practice regulations promulgated by the FDA.

     Section 1.20. "Government Approval" means all approvals, licenses, registrations or authorizations, including pricing approval where such approval is required for Product sales, of any federal, state or local regulatory agency, department, bureau or other government entity, foreign or domestic, necessary for the manufacture, use, storage, import, transport and sale of the Product in a regulatory jurisdiction.

     Section 1.21. "IND" means (i) an Investigational New Drug application filed pursuant to the requirements of the FDA, as more fully defined in 21 CFR
(S)312.3 as well as (ii) equivalent submissions with similar requirements to the appropriate Regulatory Authority in other countries in the Territory.

     Section 1.22. "Initiation" means the date of enrollment of the first patient in a clinical study.

     Section 1.23. "Major Markets" means the United States, Germany, France, United Kingdom, Italy and Japan.

     Section 1.24. "NDA" or "New Drug Application" means an application to the FDA or corresponding foreign equivalent to commence sale of Product which is the subject of the study as defined in 21 CFR (S)312.21(c).

     Section 1.25. "Net Sales" means the gross selling price by Santen or its Affiliates or Sublicensees of all sales of the Products to any Distributor or other Person; less the following deductions, on a country-by-country basis: (a) normal and customary trade, cash and quantity discounts, allowances and credits in the calendar year in question; (b) credits or allowances granted for damaged goods, returns or rejections of Products and retroactive price reductions; (c) sales or similar taxes (including duties or other governmental charges) levied, absorbed or otherwise imposed on the sale of the Products, including, without limitation, value added taxes or other governmental charges otherwise measured by the billing amount, when separately itemized included in such billing; (d) freight, postage, shipping, customs duties, and insurance charges when separately itemized in the invoice; and (e) charge back payments, discounts, and rebates (whether mandated or otherwise) granted to trade customers, or federal, state and local governments and their agencies, including, without limitation, buying groups, and charge back payments, discounts and rebates (whether mandated or otherwise) charged by national or local governmental authorities in countries within the Territory. Sales between or among Santen, its Affiliates or Sublicensees shall not be Net Sales. If Santen wishes to bundle Product with other products, Santen shall have the right to do so, provided that the parties shall negotiate in good faith the Net Sales price for the bundled Product to be used for the purposes of Royalty calculations hereunder, which Net Sales price shall reflect a commercially reasonable discount based on the bundle price compared to the unbundled prices of the bundled products. As used herein, a "bundle" is two or more products, in which at least one product is not a Product, sold together as a unit at a single price for the unit.

     Section 1.26. "Party" means Santen or Adolor. Parties shall mean Adolor and Santen.

     Section 1.27. "Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization.

     Section 1.28. "Phase I Clinical Trial" means studies for a Product Candidate meeting the definition of Phase I clinical studies as defined in 21 CFR (S) 312.21(a), or any foreign equivalent thereof.

     Section 1.29. "Phase II Clinical Trial" means studies for a Product Candidate meeting the definition of Phase 2 clinical studies as defined in 21 CFR (S) 312.21(b), or any foreign equivalent thereof.

     Section 1.30. "Phase III Clinical Trial" means studies for a Product Candidate meeting the definition of Phase 3 clinical studies as defined in 21 CFR (S) 312.21(c), or any foreign equivalent thereof.

     Section 1.31. "Product" means a pharmaceutical product containing the Compound formulated for ophthalmic application for use in the Field.

     Section 1.32. "Product Candidate" means a formulation containing the Compound which Santen wishes to commercially develop to become a Product.

     Section 1.33. "Region" means one of two geographical areas within the Territory, comprising the following: (i) the United States and European Union (the "Western Region") and (ii) the rest of the countries of the world except North and South Korea (the "International Region").

     Section 1.34. "Registration Application" means any filing(s) made with the Regulatory Authority in any country in the Territory for Government Approval of the manufacture, marketing and/or sale of a Product in such country.

     Section 1.35. "Regulatory Authority" means the authority(ies) in each country in the Territory with responsibility for granting Government Approval for the manufacturing, marketing and/or sale of the Product in such country, and any successor(s) thereto.

     Section 1.36. "Royalties" means all royalties payable pursuant to Article 2 herein.

     Section 1.37. "Santen Know-How" means any and all Santen information and know-how, including, but not limited to, processes, techniques, data, methods, materials, compositions and trade secrets now or hereafter owned or Controlled by Santen relating to the Compound, Products and/or Product Candidates which (i) are not generally known and (ii) are or can be used by Santen in the Field.

     Section 1.38. "Santen Patents" means all patents and patent applications now owned or Controlled by Santen, or hereafter acquired or Controlled by Santen claiming or disclosing inventions which cover the development, use or manufacture of the Product in the Field.

     Section 1.39. "Sublicensee" means a third party to which Santen has granted a sublicense to develop or manufacture and/or sell Products. Santen, in its sole discretion, may or may not grant Sublicensees the right to sell Products directly to third parties.

     Section 1.40. "Territory" means all countries and territories in the world (except North and South Korea) and consists of the Western Region and the International Region.

     Section 1.41.  "US" means the United States of America

                                   ARTICLE 2

                                 LICENSE TERMS

     Section 2.01.  License to Santen.
                    -----------------

          (a) Adolor hereby grants Santen an exclusive royalty-bearing license, with the right to grant sublicenses, subject to Section 2.02, under Adolor Patents, to develop, make, have made, use, import, offer for sale and sell Products in the Field in the Territory.

          (b) Adolor hereby grants Santen an exclusive, royalty-bearing license, with the right to grant sublicenses, subject to Section 2.02, under Adolor Know-How to develop, make, have made, use, import, offer for sale and sell Products in the Field in the Territory.

          Section 2.02.  Sublicensees.  Santen shall include in all of its
                         ------------
agreements with its Affiliates and Sublicensees terms and conditions consistent with the relevant terms and conditions contained in this Agreement. Santen shall use commercially reasonable efforts to enforce the terms and conditions of those agreements, up to and including termination for cause, subject to a reasonable cure period. Santen hereby agrees to guarantee the performance of any of its Affiliates under such agreements.

          Section 2.03.  Santen Patents and Santen Know-How.  Santen Patents and
                         ----------------------------------
Santen Know-How shall be the exclusive property of Santen, and unless otherwise agreed in writing between the Parties, Adolor shall not have the right to develop, make, use, sell, offer to sell or import any products under any Santen Patents or utilizing any Santen Know-How.

     Section 2.04.  Royalties.
                    ---------

          In partial consideration of the licenses granted in Article 2.01, Santen shall pay Adolor the following Royalties on annual Net Sales of the
Products:

          (a) In consideration for the license under Adolor Patents granted to Santen under Section 2.01(a), for each country in which Santen (and/or Santen's Sublicensees, Affiliates or Distributors) sells Products and in which there is also a published or issued Adolor Patent, Santen shall pay Adolor on country-by-country basis a running Royalty of ** percent (**%) of Net Sales in the Western Region and ** percent (**%) of Net Sales in the International Region.
Santen's obligation shall expire on a country-by-country basis upon the date of expiration of the last-to-expire Adolor Patent in such country.

         (b) In consideration for the license under Adolor Know-How granted to Santen under Section 2.01(b), Santen shall pay Adolor a running Royalty of ** percent (**%) of Net Sales in the Western Region and ** percent (**%) of Net Sales in the International Region on a country-by-country basis until the ** (**) anniversary of the First Commercial Sale in that country. Such Royalties shall be payable prior to and after the expiration of an Adolor Patent in the country in question, subject to subsection (c).

          (c) Subject to Section 8.04(b), in the event that there is Substantial Competition for a Product in a Calendar Year in a country in the Territory in which there are no issued or published Adolor Patents, then the Royalties due under Section 2.04(b) for Net Sales in that country for that Product in that Calendar Year shall be reduced by ** percent (**%). "Substantial
Competition" shall mean that one or more third parties other than Santen, its


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   the Commission. Confidential treatment has been requested with respect to the omitted portions.

Affiliates, Sublicensees or Distributors is selling a "Competitive Product" in that country, and that the aggregate sales, by equivalent units, of Competitive Products in a Calendar Year total more than ** percent (**%) of the total sales, by equivalent units (as determined by IMS or its equivalent in the relevant country), in the Field in such country. "Competitive Product" shall mean a product that contains the same active ingredients, including Compound, and which is being promoted or sold for the same indication in the Field as is being sold by Santen, its Affiliates, Sublicensees or Distributors in the same country in the Territory.

          (d) Notwithstanding the foregoing, the aggregate running Royalty under Sections 2.04(a) and (b) for a country in the Western Territory shall not exceed ** percent (**%) and ** percent (**%) for a country in the International Territory.

          (e) Only one Royalty shall be due with respect to the same unit of Product.

          (f) For each successive twelve (12) month period commencing on the First Commercial Sale of a Product in a particular country, in no event shall samples and donations of that Product in that country exceed: (i) **% of all units distributed in the first twelve months; (ii) **% of all units distributed in the second twelve months; (iii) **% of all units distributed in the third twelve months; (iv) **% of all units distributed in the fourth twelve months; and (v) **% of all units distributed thereafter. In no event shall samples and donations be subject to Royalties under this Agreement.


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                                       11

     Section 2.05.  Sales Bonus.
                    -----------

          Santen shall pay Adolor ** Dollars ($**) when aggregate gross sales (obtained by aggregating the gross selling price of the Products) in Major Markets achieve ** Dollars ($**) and an additional payment to Adolor of ** Dollars ($**) when aggregate gross sales (obtained by aggregating the gross selling price of the Products) in Major Markets achieve ** Dollars ($**). Sales Bonuses shall be one time payments and shall not exceed ** Dollars ($**).

     Section 2.06.  Royalty Statements.
                    ------------------

          Within fifty (50) days following the close of each Calendar Quarter following the First Commercial Sale of a Product, Santen shall furnish to Adolor a written report for such Calendar Quarter just ended, indicating the Net Sales during such Calendar Quarter and the Royalties payable under this Agreement. Such report shall include the Net Sales of Santen's Affiliates and Sublicensees. Adolor acknowledges and agrees that for certain countries it may not be possible for Santen to obtain sales reports for the previously ended Calendar Quarter within fifty (50) days following the close of such Calendar Quarter, and that Santen shall provide such sales reports with the next sales report for the following Calendar Quarter. Simultaneously with the submission of each written report, Santen shall pay to Adolor, for the account of Santen or the applicable Affiliate or Sublicensee, as the case may be, a sum equal to the aggregate Royalty due for such Calendar Quarter based on the information in the report and calculated in accordance with this Agreement (reconciled for any previous overpayments or underpayments).


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                                       12

Together with all Royalty payments due, Santen shall deliver to Adolor a statement setting forth for each Product, on a country-by-country basis, the gross sales during the preceding Calendar Quarter, the itemized deduction to obtain the Net Sales, the applicable percentage Royalty rates, and a computation of such Royalties due (the "Royalty Statement").

     Section 2.07.  Audits.
                    ------

          (a) Upon the written request of Adolor and not more than once in each Calendar Year, Santen shall permit an independent certified public accounting firm of nationally recognized standing selected by Adolor and reasonably acceptable to Santen, at Adolor's expense, to have access during normal business hours to such records of Santen as may be reasonably necessary to verify the accuracy of the Royalty Statements for any year ending not more than thirty-six
(36) months prior to the date of the request. The accounting firm shall disclose to Adolor only whether the Royalty Statements are correct or incorrect and the specific details concerning any discrepancies (such as any amounts due). No other information shall be provided to Adolor.

          (b) If based on the report from the accounting firm, Adolor concludes that additional Royalties were owed during such period, Santen shall pay the additional Royalties within thirty (30) days of the date Adolor delivers to Santen such accounting firm's written report and Adolor's conclusions. The fees charged by such accounting firm shall be paid by Adolor, however, if such additional Royalties due for the period are five percent (5%) or more than the amount of Royalties previously reported and paid by Santen for the period, then Santen shall pay the fees charged by such accounting firm. Santen shall promptly reimburse Adolor for any underpayment along with any interest due thereon under Section 2.09. In the event such audit reveals an overpayment of the amount actually due, Adolor shall credit such overpayment against future Royalties Santen otherwise would pay Adolor.

          (c) Santen shall require each Affiliate and Sublicensee to make reports to Santen, to keep and maintain records of sales made under this Agreement and to grant access to such records to Adolor's independent accountant to the same extent required of Santen under this Agreement.

          (d) Adolor shall treat all financial information subject to review under this Section in accordance with the confidentiality provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement obligating it to retain all such financial information in confidence pursuant to such confidentiality agreement.

     Section 2.08.  Payment Exchange Rate.
                    ---------------------

          All payments to be made by Santen to Adolor under this Agreement shall be made in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States designated in writing by Adolor from time to time. In case of sales outside the United States, the rate of exchange to be used in computing the currency equivalent in United States dollars due Adolor shall be made at the rate of exchange as quoted in the Wall Street Journal (Eastern Edition), prevailing on the last Business Day of the Calendar Quarter.

     Section 2.09.  Interest.
                    --------

          Any payment due hereunder to Adolor shall bear interest from and after the date when such payment is due up to and including the date when such payment is paid by Santen at a rate, compounded daily, equal to twice the prime rate per annum, using the prime rate as quoted in the Wall Street Journal (or, if the Wall Street Journal ceases to publish such information, Reuters Information Service, or, if neither publishes such information, another similar service or source reasonably acceptable to Santen and Adolor) on the date such payment is due, or if such date is not a Business Day, the first Business Day following such date.

     Section 2.10.  Taxes.
                    -----

          If laws, rules or regulations require withholding of income or other taxes imposed upon payments set forth in Articles 2 and/or 4, Santen shall make such withholding payments as required and subtract such withholding payments from the payments set forth in Articles 2 and 4. Santen shall submit appropriate proof of payment of the withholding taxes to Adolor within a reasonable period of time.

                                   ARTICLE 3

                              DEVELOPMENT PROGRAM

     Section 3.01.  Development Program.
                    -------------------

          Santen shall be responsible for the planning and conducting of all pre-clinical and clinical development trials necessary to obtain Government Approval of Product Candidates, including without limitation, all formulation, pharmacological, toxicological, clinical and regulatory work. The Development Program shall be conducted at Santen's sole expense and in Santen's sole discretion. Adolor shall cooperate with Santen in its endeavors to obtain Government Approval as reasonably requested by Santen. Santen shall be responsible for making all necessary regulatory filings for the Product, and shall be the sole owner of all regulatory submissions and Government Approvals obtained from relevant governmental authorities.

     Section 3.02.  Cooperation of Adolor.
                    ---------------------

          If requested by Santen, and at no additional expense to Santen, Adolor will provide Santen with such advice and assistance as Santen may reasonably request in connection with the Development Program. Adolor shall provide up to ** (**) hours of advice and assistance at no charge to Santen.
All advice and assistance over the ** (**) hour threshold will be provided by Adolor at the rate of $** per hour. Amounts owed hereunder shall be invoiced no more than once per month, and payment shall be due not later than thirty (30) days after Santen's receipt of the invoice therefor.

     Section 3.03.  Assignment of IND.
                    -----------------


          Adolor agrees to transfer to Santen, and hereby does transfer to Santen, all rights, title and interest in and to that certain IND having IND number 55834 filed with the FDA on April 29, 1998, which IND is currently owned and held by Adolor. Adolor shall take such actions and execute such documents as may be reasonably necessary to effectuate the foregoing assignment.



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                                       16

                                   ARTICLE 4

                              FEES AND MILESTONES

     Section 4.01.  Research Fees.
                    -------------

          (a) Santen shall pay to Adolor a research reimbursement of ** Dollars ($**) upon execution of this Agreement.

          (b) If Santen participates in the initial public offering of Adolor's common stock under the provisions of Section 6.01, Santen shall pay to Adolor an additional research reimbursement of ** Dollars ($**) within ten (10) days after the receipt of the registered common stock by Santen under Section 6.01.

     Section 4.02.  Milestone Payments.
                    ------------------

          Santen shall make the following one-time payments to Adolor within ten
(10) Business Days of achievement of the following milestones:

          (a) Upon the first to occur of (i) the Initiation of the first Phase I Clinical Trial for a Product Candidate, or (ii) eighteen (18) months from the Effective Date, $**; and

          (b) Upon the first occur of (i) Initiation of the first Phase II Clinical Trial for a Product Candidate, or (ii) twenty-four (24) months from the Effective Date, $**; and

          (c) Upon the first to occur of (i) the Initiation of the first Phase III Clinical Trial for a Prototype Product, or (ii) thirty-six (36) months from the Effective Date, $**; and


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                                       17

          (d) Upon the first to occur of (i) the first filing of NDA for Product Candidate in the US or a country or countries in the EU, or (ii) six (6) years from the Effective Date, $**; and

          (e) Upon the first to occur of (i) the first filing of an NDA in Japan for the Product Candidate, or (ii) ten (10) years from the Effective Date, $**; and

          (f) Upon the first to occur of (i) NDA approval in the US or a country or countries in the EU for the Product Candidate, or (ii) seven (7) years from the Effective Date, $**; and

          (g) Upon the first to occur of (i) NDA approval in Japan for the Product Candidate, or (ii) eleven (11) years from the Effective Date, $**; and

          (h) Upon the first to occur of (i) NDA approval in both a country or countries in the EU and the US for the Product Candidate, or (ii) eight (8) years from the Effective Date, $**.

     Section 4.03.  Payments.
                    --------

          All payments to Adolor under this Agreement shall be by wire transfer to Adolor's bank account in immediately available funds.



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                                       18

                                   ARTICLE 5

                         CO-PROMOTION AND CO-MARKETING

          Adolor shall have the right to market and sell Product in the United States to hospitals, which right shall be exclusive for emergency room physicians, and co-exclusive with Santen for other than emergency room physicians. Therefore, the Parties shall negotiate in good faith a written agreement under commercially-reasonable terms, such negotiation to commence on the earlier of (1) Adolor's request to negotiate such agreement or (2) no later than ninety days after Santen has paid the Initiation of Phase III milestone, subject to Section 4.02.

                                   ARTICLE 6

                             PURCHASE OF IPO SHARES

          In the event that Adolor issues common stock that is registered pursuant to an underwritten initial public offering pursuant to an S-1 Registration Statement under the Securities Act of 1933 ("IPO Shares"), Santen shall subscribe for the purchase of, and shall purchase, from the underwriters as part of the initial public offering that number of IPO Shares which in the aggregate have a total value equal to $800,000. Adolor shall assist Santen in contacting the underwriters, and Adolor shall use commercially reasonable efforts to direct the underwriters to issue the IPO shares to Santen, to the extent Adolor has the ability to do so.

                                   ARTICLE 7

                                CONFIDENTIALITY

          During the performance of this Agreement, it will be necessary for either Party to disclose to the other information which the disclosing Party considers to be confidential. This information may include any data, information, know-how (including without limitation Adolor Know-How and Santen Know-How) and materials, including information which is discovered by or brought to the attention of respectively, Santen or Adolor by, respectively Adolor or Santen, during or as a result of, directly or indirectly, the performance of the Agreement (hereinafter "Confidential Information"). Santen acknowledges that prior to the Effective Date, Adolor has provided Confidential Information to Santen, including but not limited to Pharmaceutical Development Report - **
**, **%, clinical protocols for Phase I and Phase II clinical studies, stability protocols and stability reports, Formulation Development Report - **%, **%, and **%, Phase I and Phase II Clinical Trial Reports and sections of Adolor's IND. Such previously provided Confidential Information shall be governed by this
Article 7.

          (a) For purposes of this Agreement, each Party hereto is a "Submitter" as to Confidential Information disclosed or provided by it under this Agreement and each is a "Recipient" as to Confidential Information disclosed or provided to it under this Agreement.

          (b) Recipient will employ the same degree of care to keep all Confidential Information confidential as it employs with respect to its own information of like importance. Without the prior written consent of the Submitter, Recipient will not disclose any Confidential


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                                       20

Information to any third party, including its employees, except to those who need to know such Confidential Information to achieve the purpose of this Agreement, each such third party being referred to herein as an "Authorized Party". Recipient and any Authorized Party will use the Confidential Information only for the purposes of this Agreement.

          (c) Each Authorized Party to whom any Confidential Information is revealed shall previously have been informed of the confidential nature of the Confidential Information and have agreed to be bound by terms and conditions substantially equivalent to those in this Agreement applicable to Recipient. Recipient shall use its best efforts so that the Confidential Information is not used or disclosed by such Authorized Party except as permitted by this Agreement and Recipient shall be responsible for any breach of this Article 7.

          (d) All Confidential Information shall remain the property of Submitter. Upon the written request of Submitter (i) all tangible Confidential Information (including all copies thereof and all unused samples), except for Confidential Information consisting of analyses, studies and other documents prepared by or for the benefit of Recipient, shall be promptly returned to Submitter, and (ii) all portions of such analyses, studies and other documents prepared by or for the benefit of Recipient (including all copies thereof) which are within the definition of Confidential Information shall be destroyed; provided that Recipient may retain one copy of Confidential Information in a secure location for purposes of identifying its obligations under this Agreement.

          (e) The obligations of Recipient as to confidentiality and non-use set forth in this Agreement shall continue for the term of this Agreement, provided however, if the

Agreement is terminated early, the confidentiality term shall survive termination; but shall not apply to any portion of the Confidential Information which:

          (i) is or becomes public or generally available otherwise than through the act or default of Recipient or any Authorized Party;

          (ii) is obtained by Recipient from a third party who is lawfully in possession of such Confidential Information and is not subject to an obligation of confidentiality or non-use owed to Submitter;

          (iii) is previously known to Recipient prior to disclosure to Recipient by Submitter under this Agreement and not obtained directly or indirectly from Submitter;

          (iv) is independently developed, discovered or arrived at by Recipient without use of the Confidential Information;

          (v) is disclosed by Recipient pursuant to a requirement of law, provided that Recipient has complied with the provisions set forth in sub-
section 9.01(g);

          (vi) is the subject of a written permission to disclose provided by the Submitter;

          (vii) is disclosed to governmental or other regulatory agencies in order to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain authorizations and shall be made in accordance to the Recipient's normal business practices as consistently applied to other products and, also, to the extent possible the Recipient will request that such governmental or other regulatory agencies treat such information as confidential;

          (viii) is necessary to be disclosed to Agents, consultants, Affiliates and/or other third parties for the research and development and/or marketing of the Product (or for such parties to determine their interest in performing such activities) in accordance with this Agreement on the condition that such third parties agree to be bound by the confidentiality obligations contained in this Agreement; or

          (ix) is incorporated in a patent application directed to the manufacture, formulation, composition or use of Compound.

          (f) The Parties agree that the terms of this Agreement will be considered Confidential Information of both Parties. Notwithstanding the foregoing, either Party shall have the further right to disclose the material financial terms of the Agreement to any potential acquirer, merger partner or significant investor, provided, however, that in connection with any such disclosure, the Party disclosing such information shall use reasonable efforts to secure confidential treatment of such information. However, Adolor shall be permitted to disclose the existence and contents of this Agreement as part of a filing to the United States Securities and Exchange Commission, but shall endeavor to obtain Confidential treatment for the financial and business terms. In addition, the press release set forth in Exhibit C shall be released immediately upon execution of this Agreement by the Parties. Notwithstanding the foregoing, either Party shall have the right to disclose the material financial terms of the Agreement to any potential acquirer, merger partner or significant investor, provided, however, that in connection with any such disclosure, the Party disclosing such information shall use reasonable efforts to secure confidential treatment of such information.

          (g) Upon receipt by Recipient of an order or legal request for Confidential Information, Recipient will give Submitter prompt notice of such fact so that Submitter may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non-disclosure provisions of this Agreement. Recipient will fully cooperate with Submitter in connection with Submitter's efforts to obtain any such order or other remedy.
If any such order or other remedy does not fully preclude disclosure or Submitter waives such compliance, Recipient will make such disclosure only to the extent that such disclosure is legally required.

          (h) To the extent Confidential Information of Santen is licensed back to Adolor upon termination of this Agreement pursuant to Section 11.02(a)(i), Adolor shall have the right to disclose such Confidential Information to sublicensees of Adolor, subject to Adolor imposing confidentiality obligations on its sublicensees consistent with the terms and conditions of this Article 7.


                                   ARTICLE 8

                             INTELLECTUAL PROPERTY

     Section 8.01.  Ownership of Inventions and Patents.
                    -----------------------------------

          All inventions and resulting patent applications and patents, shall be owned by the Party whose Agents made the invention. In the event that an invention was made by Agents of both Parties, then the invention, and resulting patent applications and patents shall be owned jointly.

     Section 8.02.  Prosecution and Maintenance of Patents.
                    --------------------------------------

          (a) Subject to any Adolor third party agreements, Adolor shall prepare, file prosecute and maintain in the Territory and at its own costs, upon consultation with Santen, the Adolor Patents and any jointly owned patents. Adolor shall notify Santen of the status of all patent filings (including, without limitation, the grant of any Adolor Patents) and, upon the request of Santen, shall provide advance copies of any papers relating to the filing, prosecution, or maintenance of such Adolor Patents. For Adolor Patents and patent applications, and for jointly owned patents and patent applications, Santen shall reimburse Adolor for one-half of any and all costs for the filing, prosecution, or maintenance of such patents and patent applications incurred by Adolor. Adolor shall submit an invoice for reimbursement of such patent costs to Santen and Santen shall pay such invoice within thirty (30) days of submission by Adolor. Santen shall have the right to audit the patent costs subject to reimbursement once per year. Such audit rights shall expire twenty-four (24) months after an invoice is submitted by Adolor for payment.

          (b) Subject to Section 8.04 (b), all amounts for patent applications paid by Santen under Section 8.02(a) for each country of the Territory shall be creditable on a country-by-country basis against future Royalties payable to Adolor by Santen for each such country; provided, however, that no more than **% of the Royalties payable for any period in such country shall be paid by crediting amounts paid by Santen under Section 8.02(a), and further


**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

provided that Santen may carry forward all amounts paid under Section 8.02(a) for crediting against future Royalties in such country under this Section 8.02(b) until such amounts are exhausted.

     Section 8.03.  Enforcement.
                    -----------

          Each of the Parties shall, upon receipt of knowledge or information concerning any possible infringement of the Adolor Patents or Santen Patents, notify the other Party of such infringement. Santen shall have the sole right to obtain a discontinuance of, bring an infringement action on its own behalf against, or enter into any settlement, judgment or other arrangement with respect to, such infringement in the Field, and to retain any recovery obtained in connection therewith. Adolor shall provide all reasonable assistance to Santen in prosecuting any such infringement by litigation or otherwise, including, without limitation, providing evidence, executing such documents, and performing such acts in a timely manner as requested by Santen that may be necessary to allow Santen to enforce the Adolor Patents and, if required by law, to maintain such action in its name. If a claim is brought challenging the validity or enforceability of an Adolor Patent owned or Controlled by Adolor, Adolor, or its designee as set forth in an Adolor third party agreement, shall be permitted to join in such action at its own expense and any awards shall be shared between Adolor and Santen in proportion to the out-of-pocket expenses paid to Persons who are not Parties.

     Section 8.04.  Infringement by the Product.
                    ---------------------------

          (a) In the event the development, making, use, offer to sell, sale, or import of a Product in the Field by Santen or its Affiliates or Sublicensees infringes, will infringe, or is alleged to infringe a patent of any Person, the Party becoming aware of such infringement shall promptly notify the other Party. The Parties shall thereafter attempt to agree upon a course of action which may include modifying the Products or its use and manufacture so as to be non-infringing or obtaining a license or assignment from such Person. Santen shall use its best efforts to avoid such infringement by product modification. If Santen determines, in its reasonable sole discretion, that such modification of the Product is not commercially reasonable, then Santen may settle the actual or potential claim of infringement and offset any amount paid or to be paid to the Person in settlement or for an assignment or license of such Person's intellectual property right against any future Royalties to be paid to Adolor hereunder; provided, however, that the cause of the infringement or alleged infringement is due solely to the use of the Compound contained in the Product, and that any offset shall be on a Product by Product and country by country basis, and subject to Section 8.04(b).

          (b) All offsets and credits on a country by country and Product by Product basis in the aggregate under Sections 2.04(c), 8.02(b), 8.04(a) and 8.05 shall in no event be greater than ** percent (**%) of the Royalty on a country by country and Product by Product basis otherwise due that Calendar Quarter. Santen shall have the right to carry forward offsets and credits against future Royalties, subject to the provisions of this Section 8.04(b), until the offsets have been exhausted.


**=Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

     Section 8.05.  Infringement Suit by any Person.
                    -------------------------------

          In the event any Person sues Santen or its Affiliates or Sublicensees alleging that the development, making, use, offer to sell, sale, or import of a Product by Santen or its Affiliates or Sublicensees infringes or will infringe such Person's patent, then Santen shall defend such suit and, during the period in which such suit is pending, shall offset expense (including, without limitation, professional fees and disbursements) of such suit against any Royalties due or previously paid to Adolor on sales of the allegedly infringing Products. If, as a result of a judgment in the litigation or settlement with such Person, Santen is required to pay royalties or other monies to such Person, then Santen may offset such payments against any future Royalties due or to be paid Adolor hereunder; provided, however, that the cause of the infringement or alleged infringement is due solely to the use of the Compound contained in the Product, that any offset shall be on a Product by Product basis for the Product containing the Compound and country by country basis, subject to Section 8.04(b).

     Section 8.06.  Abandonment.
                    -----------

          (a) Adolor shall promptly notify Santen of, but in no event later than ninety (90) days prior to, the intentional lapse, revocation, surrender, invalidation or abandonment of any Adolor Patents or jointly-owned patents or patent applications licensed to Santen under this Agreement for which Adolor is responsible for the filing, prosecution, and maintenance. Upon receipt of such notice, subject to any Adolor third party agreements, Santen shall have the right, at its cost and expense, to assume responsibility for filing, prosecuting, and maintaining such patents and patent applications. Such Adolor Patents shall be assigned solely to Santen.

          (b) Santen shall promptly notify Adolor of, but in no event later than ninety (90) days prior to, the intentional lapse, revocation, surrender, invalidation or abandonment of any Santen Patents for which Santen is responsible for filing, prosecution and maintenance. Upon receipt of such notice, Adolor shall have the right at its cost and expense to assume responsibility for such filing, prosecution and maintenance. Such Santen Patents shall be assigned solely to Adolor.

     Section 8.07.  Patent Term Restoration.
                    -----------------------

          Each of the Parties shall cooperate with the other Party in obtaining patent term restoration, supplemental protection certificates, or their equivalents in the Territory where applicable to the Adolor Patents. In the event elections with respect to obtaining such patent term restoration, supplemental protection certificates, or their equivalents are to be made, subject to any Adolor third party agreements Santen shall have the right to make the election, and Adolor agrees to abide by such election.

     Section 8.08.  Ownership Rights.
                    ----------------

          All rights, title and interest to and in all Confidential Information, inventions, discoveries, ideas, know-how and other information or technology concerning, relating to, created, developed or arising from this Agreement, made, conceived, or reduced to practice, shall be owned as follows

          (a) Adolor Patents shall be owned solely by Adolor;

          (b) Santen Patents shall be owned solely by Santen; and

          (c) Jointly owned inventions under Section 8.01, and the resulting patent applications and patents shall be owned jointly. For any jointly owned inventions, including without limitation jointly owned patents: (i) Santen shall have the exclusive right to exploit the jointly held patents in the Field involving the Compound; (ii) Adolor shall have the exclusive right to exploit the jointly held patents outside the Field for other uses of the Compound; and
(iii) both Parties shall have the nonexclusive right to exploit the jointly held patents outside the Field for all uses not involving the Compound. Neither Party shall have the obligation to account to the other for royalties or other payments with respect to the Parties' exploitation of jointly owned patents.

     Section 8.09.  Disclosure.
                    ----------

          (a) Adolor shall disclose to Santen at least at the end of each Calendar Year any new Adolor Know-How or Adolor Patents and any changes in their status, and

          (b) Santen shall disclose to Adolor at least at the end of each Calendar Year any new Santen Patents and any changes in their status.

     Section 8.10.  Marking.
                    -------

          Santen shall mark Product packaging to indicate the relevant Adolor Patent numbers and that the Product is licensed from Adolor, unless such marking would be inconsistent with applicable legal, regulatory and/or practical considerations. Additional patent markings, and acknowledgements that the Products are manufactured under license from Adolor, on marketing and advertising materials, if any, shall be as agreed by the Parties in a separate written agreement.

     Section 8.11.  Trademarks.
                    ----------

          Subject to Adolor's rights in its own pre-existing trademarks, Santen shall have the right to market the Products under trademarks of its own choosing, and Santen shall own all rights, title and interest in and to such trademarks throughout the world.

     Section 8.12.  Licensed Patents.
                    ----------------

          Santen shall have the right, at any time, to exclude a particular patent owned or Controlled by Adolor from the Adolor Patents covered by this Agreement. Upon Adolor's receipt of written notice from Santen, the patent in question shall not be considered an Adolor Patent under this Agreement.


                                   ARTICLE 9

                         REPRESENTATIONS AND WARRANTIES

     Section 9.01.  Mutual Representations and Warranties.
                    -------------------------------------

          Each Party hereby represents and warrants that:

          (a) Legal Power.  Such Party is duly organized and validly existing
              -----------
under the laws of the jurisdiction of its organization and has full legal power and authority to enter into this Agreement.

          (b) Due Authorization.  Such Party is duly authorized to execute and
              -----------------
deliver this Agreement and to perform its obligations hereunder.

          (c) Binding Agreement.  This Agreement is a legal and valid obligation
              -----------------
binding upon it and is enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

     Section 9.02.  Adolor Representations and Warranties.
                    -------------------------------------

          Adolor hereby represents and warrants to Santen that as of the date of this Agreement, to the best of Adolor's knowledge, Adolor Patents and Adolor Know-How are subsisting and are valid and enforceable, in whole or in part.

     Section 9.03.  Limitations.
                    -----------

          EXCEPT AS PROVIDED IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENTS, KNOW-HOW, COMPOUNDS, AND PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENTS AND KNOW-HOW, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     Section 9.04.  Santen Representations and Warranties. Santen hereby
                    -------------------------------------
represents and warrants to Adolor that, as of the date of this Agreement, the following statements are and shall be true and correct in all material respects:

             (a) Products will be manufactured according to cGMP guidelines, or similar local regulatory requirements, as the case may be.

             (b) Santen will use commercially reasonable efforts to develop Products, and sell the Products in each country in the Territory.


                                  ARTICLE 10

                   PRODUCTS LIABILITY; INDEMNITY; INSURANCE

     Section 10.01. Liability; Indemnity.
                    --------------------

             (a) Santen hereby agrees that it shall be responsible for, indemnify, hold harmless and defend Adolor, its Affiliates, and, if applicable, their respective directors, officers, Agents and employees and their heirs, successors and assigns (the "Adolor Indemnitees") against any and all claims, injuries (including death), damages, expenses, costs (jointly "Losses") Adolor becomes legally obligated to pay because of any claims against it resulting from the Product, and resulting from the actions of Affiliates, Sublicensees and/or Distributors related to the Product, except to the extent that such Losses are due to the willful misconduct or negligence of Adolor.

             (b) The Parties agree to promptly notify the other of any claim for which they are seeking indemnification and authorize the indemnifying Party to assume the defense of the claim including, without limitation, the right to select defense counsel and the right to settle any claim or suit at its direction. The Parties also agree to fully cooperate in defense of any claim.

     Section 10.02. Limitation of Liability.
                    -----------------------

          IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY OF THE OTHER PARTY'S OWN INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF SUCH A LOSS.

                                  ARTICLE 11

                             TERM AND TERMINATION

     Section 11.01. Term.
                    ----

          The term of this Agreement shall commence upon the Effective Date and shall remain in effect on a country-by-country basis, unless sooner terminated as provided hereunder, until the later of:

          (a) the date of expiration of the last-to-expire patent of the Adolor Patents covering the Product, or

          (b) fifteen (15) years from the date of the First Commercial Sale of the Product in the country in which First Commercial Sale of the Product last begins.

     Section 11.02. Termination.
                    -----------

          (a)  Termination by Santen. Santen shall have the right to terminate
               ---------------------
this Agreement upon sixty (60) days written notice:

               (i) for any reason, provided that: (1) Santen is obligated to pay to Adolor any outstanding payments for milestones achieved, any outstanding Royalty payments and any other payments due Adolor as of the date of the termination; (2) Santen, at no cost, shall assign and transfer to Adolor all right, title and interest in and to any existing pre-clinical and clinical data (and convey physical possession thereof), as well as in and to any regulatory submissions pertaining to the Compound, Product Candidate or Product, and Adolor shall thereafter have the right to file regulatory submissions in its own name and on its own behalf; (3) Santen shall grant Adolor a worldwide, royalty-bearing license (with the right to grant sublicenses) to develop, make, use, sell, offer to sell or import Products under any Santen Patents published as of the date of termination, with the royalty rate to be negotiated in good faith between the parties; and (4) Adolor shall have the exclusive right to exploit the jointly held patents for Products in the Field for the Compound without accounting to Santen.

               (ii) if Adolor is in material breach of this Agreement, unless Adolor cures such breach prior to expiration of the sixty (60) day period (unless such breach is not curable within sixty (60) days and Adolor is using diligent efforts to cure such breach); provided, however, that in the event of such breach for which Santen elects not to terminate this Agreement, Santen may elect to continue this Agreement while pursuing its legal remedies, including the receipt of damages related to such breach. Any damages finally awarded may, at Santen's option, be deducted from any Royalties owed to Adolor pursuant to Article 5 hereof.

          (b)  Termination by Adolor. Adolor may terminate this Agreement, in
               ---------------------
addition to pursuing any remedies available under law or in equity, upon sixty
(60) days' written notice to Santen if Santen is in material breach of this Agreement and fails to cure such breach during the sixty (60) day period following receipt of notice thereof (unless such breach is not curable within sixty (60) days and Santen is using diligent efforts to cure such breach). Upon termination pursuant to this Section 11.02, all licenses granted to Santen under the Adolor Patents and Adolor Know-How shall terminate.

          (c)  Termination for Insolvency. Subject to applicable bankruptcy
               --------------------------
laws, either Party may, in addition to any other available remedies, terminate this Agreement at any time by delivery of written notice to the other Party stating such decision to terminate, if the other Party (i) files a voluntary bankruptcy proceeding (ii) has filed against it an involuntary bankruptcy proceeding and either is deemed by the court or applicable tribunal to be bankrupt or insolvent or the proceeding is not dismissed within ninety (90) days; (iii) a receiver or similar official is appointed for any of the other Party's property; (iv) the other Party becomes insolvent; or (v) the other Party makes an assignment for the benefit of creditors.

          Section 11.03. Effect of Expiration or Termination. Upon expiration
                         -----------------------------------
of the term of this Agreement, Santen shall have the perpetual, non-exclusive, royalty-free right to continue to develop, make, have made, use, import, offer for sale and sell Products in the Field in the Territory. If Santen terminates this Agreement early pursuant to Section 11.02(a)(ii) or 11.02(c), Santen's licenses and rights to develop, make, have made, use, import, offer for sale and sell Products in the Field shall remain in force, subject to the payment of Royalties for the period commencing upon the termination of this Agreement an ending on the date this Agreement otherwise would have expired if this Agreement had not been terminated early. At the end of such period, Santen shall have the perpetual, non-exclusive, royalty-free right to continue to develop, make, have made, use, import, offer for sale and sell Products in the Field in the Territory.

     Section 11.04. Survival Upon Termination or Expiration.
                    ---------------------------------------

          Articles 7 and 10 and Sections 8.01, 8.08, 9.03, 9.04(a), 11.03 and
12.11 shall survive any termination or expiration of this Agreement.

                                  ARTICLE 12

                                 MISCELLANEOUS

     Section 12.01. Agency.
                    ------

          Neither Party is, nor will be deemed to be, an employee, agent or legal representative of the other Party for any purpose. Neither Party will be entitled to enter into any contracts in the name of, or on behalf of the other Party, nor will a Party be entitled to pledge the credit of the other Party in any way or hold itself out as having authority to do so.

     Section 12.02. Assignment.
                    ----------

          Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in part or in whole by either Party without the prior written consent of the other; provided, however, that either Party may assign this Agreement to any of its Affiliates or to any successor by merger or sale of substantially all of its business assets to which this Agreement relates. This Agreement will be binding upon the successors and permitted assigns of the Parties and the name of a Party herein will be deemed to include the names of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment which is not in accordance with this Section 12.02 will be void.

     Section 12.03. Publicity.
                    ---------

          Subject to Article 7, any public disclosure of this Agreement or the nature of the Development Program, including but not limited to press releases, will be reviewed and consented to by each Party prior to such disclosure, provided, however, that either Party may make such disclosures as may be required by law. Any consent required hereunder shall not be untimely or unreasonably withheld by either Party.

     Section 12.04. Amendment.
                    ---------

          No amendment or modification hereof shall be valid or binding upon the Parties unless made in writing and signed by both Parties.

     Section 12.05. Notices.
                    -------

          Any notice or other communication required or permitted to be given to either Party hereto shall be in writing unless otherwise specified and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person or three (3) days after mailing by registered or certified mail, postage paid, to the other Party at the following address:

          In the case of Santen:

               Santen Pharmaceutical Co., Ltd.
               9-19 Shimoshinjo 3-chome
               Higashiyodogawa-ku
               Osaka, 533-8561, Japan
               Phone: 011-81-6-6321-7045
               Fax:   011-81-6-6321-8400
               Attention: General Manager, Business Development Dept.

          In the case of Adolor:

               Adolor Corporation
               371 Phoenixville Pike
               Malvern, PA  19355
               Phone: (610) 889-5779
               Fax:   (610) 889-2203
               Attention: Vice President - Business Development

          Either Party may change its address for communications by a notice to the other Party in accordance with this Section.

     Section 12.06. Force Majeure.
                    -------------

          Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not) insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical.

     Section 12.07. Severability.
                    ------------

          If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

     Section 12.08. Cumulative Rights.
                    -----------------

          The rights, powers and remedies hereunder shall be in addition to, and not limitation of, all rights, powers and remedies provided a law or in equity. All of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

     Section 12.09. Waiver.
                    ------

          No waiver by either Party hereto on any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent or similar breach or default.

     Section 12.10. Governing Law.
                    -------------

          This agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania without reference to the choice of law principles thereof.

     Section 12.11. Arbitration.
                    -----------

          The Parties will attempt in good faith to resolve any disputes arising out of or relating to this Agreement promptly by negotiation between executives of the Parties. In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation and arbitration. In the event that the Parties fail to agree on a mutually acceptable dispute resolution mechanism, any such dispute shall be finally settled by arbitration. The place of arbitration shall be in Philadelphia, Pennsylvania if arbitration is instituted by Santen, and Osaka, Japan if instituted by Adolor. Any arbitration conducted in the U.S. shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association. Any arbitration conducted in Japan shall be conducted under Arbitration Rules of the Japan Commercial Arbitration Association. Each such arbitration shall be conducted by one (1) arbitrator and the decisions shall be final and binding on the Parties and their legal successors. The arbitrator may, at his discretion, provide for discovery by the Parties not to exceed four (4) months from the date of filing of the notice of arbitration and the arbitrator shall render his decision within thirty (30) days of the completion of the hearing and may, at his discretion award costs and expenses but shall not award punitive damages. The damages may include a reduction in Royalties if the breach by Adolor was willful and an increase in Royalties if the breach by Santen was willful. The time period for cure recited in Section 11 shall be suspended upon institution of arbitration until completion of such arbitration.

     Section 12.12. Adverse Drug Reactions.
                    ----------------------

          Santen and Adolor shall promptly inform each other of any adverse drug reactions regarding the Compound which is reportable to the FDA or any other Regulatory Authority in

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

sufficient time and in sufficient detail to comply with the reporting regulations of the FDA or other Regulatory Authority.

     Section 12.13. Counterparts.
                    ------------

          This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement.

     Section 12.14. Entire Agreement.
                    ----------------

          This Agreement embodies the entire understanding of the Parties with respect to the subject matter hereof and shall supersede all previous communications, representations or understandings, either oral or written, between the Parties relating to the subject matter hereof.

     Section 12.15. Fees, Expenses, Transfer Taxes, Etc.
                    -----------------------------------

          Santen shall pay all sales, transfer, or other taxes (except income taxes of Adolor payable in the United States or withholding taxes) which may be payable in connection with this Agreement. Except as specifically provided herein, all legal and other costs and expenses (including, without limitation, all compensation of financial advisers, consultants, actuaries, and independent accountants) incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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

     Section 12.16. Construction.
                    ------------

          The heading references herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The singular and plural numbers can be substituted for each other when the context requires such substitution.

     Section 12.17. Parties In Interest.
                    -------------------

          This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Santen or Adolor or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

          IN WITNESS WHEREOF, both Santen and Adolor have executed this Agreement by their respective officers hereunto duly authorized.


Santen Pharmaceutical Company, Ltd.         Adolor Corporation


By:    /s/ T. Morita                        By:   /s/ John J. Farrar
    ____________________________                 ____________________________
    Name:  Takakazu Morita                       Name:  John J. Farrar, Ph.D.
    Title: President and CEO                     Title: President and CEO

Date: April 25, 2000                        Date:
     __________________________                  ___________________________

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